EXHIBIT 99.1

Tuesday, August 28, 2007, Immediate Release

Press Release

SOURCE: Uni-Pixel, Inc.

Uni-Pixel’s OpcuityTM films demonstrate outstanding optical performance in TMOS display prototypes

The Woodlands, TX (08/28/07)  —  Uni-Pixel, Inc. (OTCBB: UNXL), developer of the flat panel color display technology called Time Multiplexed Optical Shutter (“TMOS”), has today announced the results of recent optical tests specific to its OpcuityTM Active Layer films.  UniPixel leverages unique light management techniques in its TMOS display system architecture, the most basic of which is the coupling (or frustration) of total internally reflected light within a light guide out to the display panel viewer.  UniPixel’s models have demonstrated that the light output efficiency of this approach can be managed and tuned to achieve levels of light and power efficiency far exceeding Liquid Crystal Displays (LCD), OLED and other flat panel display technologies.  When compared to LCD, the increased performance of the OpcuityTM Active Layer films is due largely to replacing several elements (including the color filters, liquid crystals, spacers, polarizer films and brightness enhancement films) that are currently used in LCDs.

Three significant performance metrics are employed to measure flat panel displays by manufacturers and industry organizations namely, light transmission, uniformity and contrast ratio. Each of these metrics is greatly influenced by the OpcuityTM Active Layer film in a TMOS display.  Initial tests were conducted using proprietary micro-optic structures incorporated into UniPixel’s OpcuityTM Active Layer films as the means to couple the light out of the light guide and to control its direction to the viewer.  The results achieved through the testing match closely the results of modeling work previously conducted by UniPixel.  The first samples of OpcuityTM Active Layer films were tested in static demonstration units built specifically for determining the performance of the films. These measured greater than 74% pixel efficiency, exceeding the targeted level to achieve maximum uniformity, and thus negatively impacted the uniformity of the test unit.  The contrast ratio for a four by four (4x4) industry standard checkerboard pattern measured 140-to-1. The uniformity measured corresponding with the measured pixel efficiency was approximately 80% on one axis and 92% on the other axis.  Comparison data measured in the UniPixel lab of a similarly sized LCD unit demonstrated light uniformity of 79% and 95% on its two axes, with a corresponding contrast ratio measure of 63-to-1.

Mr. Reed Killion, President of UniPixel, stated, “I am very pleased with the initial results of the first OpcuityTM Active Layer film tests in our lab. The results track very closely to our predictive models.  Our team continues to advance the development of our key sub-systems and demonstrate the fundamental designs that create TMOS advantages.  This demonstration of our core OpcuityTM Active Layer film design further validates these advantages.  We are moving forward based on these results to finalize agreements with partners that will assist in the further development, production, and supply of our Opcuity Active Layer films to TMOS display panel production partners. The optimized films will be used in the 8 x 24 direct drive prototype and 128 x 160 TMOS-TFT 100dpi prototype platforms.  Part of the UniPixel TMOS development and commercialization effort includes educating TMOS ecosystem partners, UniPixel shareholders, display industry enthusiasts, and general consumers on the inherent attributes of our TMOS display systems and the progress we are making in delivering this game changing display technology.  For more information on UniPixel and TMOS display technology including the test results presented here, please visit the UniPixel web site at www.unipixel.com where we will continue to release white papers and technical progress reports relating to our development and commercialization efforts.”

Test results can be viewed at http://www.unipixel.com/assets/unipixel_measurements_opcuity_film.pdf

About Uni-Pixel, Inc.

Uni-Pixel, Inc. is a development stage corporation that has developed, patented, and is working to commercialize a new flat panel color display technology it calls Time Multiplexed Optical Shutter (“TMOS”). The Company’s corporate headquarters are located in The Woodlands, TX. For further information, please see www.unipixel.com.

DISCLAIMER

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1 “Risk Factors” in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as well as other public filings with the SEC since such date.

For further information contact:

Uni-Pixel, Inc. Investor Relations:

Antonio Treminio, 281-825-4588  Email: atreminio@unipixel.com